Exhibit 99.1

Aspen Technology Announces Selected Preliminary Fiscal Fourth Quarter 2007 Results and
Update on Restatement of Previously Issued Financial Statements

CAMBRIDGE, Mass. — September 12, 2007 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced selected preliminary financial results for its fiscal fourth quarter 2007 and fiscal year ended June 30, 2007.

The company reported record license bookings during the fiscal fourth quarter 2007, with license bookings defined as the total net present value of all license contracts signed in the quarter.  License bookings were $67 million during the fiscal fourth quarter, an increase of approximately 49% compared to $45 million in the fourth quarter of fiscal 2006.  The company reported record fiscal 2007 license bookings of $200 million, an increase of approximately 23% from $162 million in fiscal 2006.

The company ended the fourth quarter with $132 million in cash, up $31 million from $101 million at the end of the prior quarter.  The increase in cash was driven primarily by strong license bookings, which generated installments receivable that were sold for cash during the quarter, and continued focus on managing costs and expenses.  In addition, the company received $5 million of proceeds from exercises of stock options, while it used $2 million of cash for capital expenditures during the fourth quarter.

Mark Fusco, Chief Executive Officer of Aspen Technology, said “We were very pleased with the company’s operating performance in the fourth quarter, which was highlighted by robust growth in license bookings that exceeded our expectations and the growth of the market.  The fourth quarter capped off the most successful annual operating performance in the history of AspenTech, and our business was solid across each key metric during the fourth quarter — vertical, major geography, product, aspenONE and transactions of all sizes.”  Fusco added, “With solid market demand, a differentiated value proposition and industry leading domain expertise, we are optimistic about the company’s fundamental outlook as we begin fiscal 2008.”

The company also announced that it is continuing work on the restatement of previously issued financial statements.  The restatement needs to be completed before the company can issue final, complete results for its fiscal fourth quarter and year ended June 30, 2007.

As announced on June 11, 2007, the company has identified errors in its accounting for sales of installments receivable.  The company has reviewed thousands of installments receivable transactions, dating back to fiscal 2003, as part of a process to determine period-end balances for two new balance sheet accounts, a collateral asset for secured borrowings and a secured borrowing liability.  Based on the significant amount of work that has been completed over the course of the past three months, the company has updated its estimate of the balances of these two new related balance sheet items, as follows:

- approximately $230 million as of June 30, 2005

- approximately $200 million as of June 30, 2006

- approximately $200 million as of June 30, 2007

Brad Miller, Chief Financial Officer of AspenTech, said “The company’s finance team and outside financial advisors have been working diligently to complete the restatement and fiscal 2007 year-end financial statements.  We are committed to addressing these matters as expeditiously and thoroughly as possible.  While we are completing this effort, AspenTech remains focused on customer success and sales of our solutions into end markets that continue to show strong demand.”

Conference Call and Webcast

AspenTech will host a conference call and webcast today, September 12, 2007, at 4:45 pm (Eastern Time) to discuss the company’s selected preliminary fourth quarter fiscal 2007 financial performance and related corporate and financial matters. The live dial-in number is (877) 239-3024, conference ID code 12769903.  Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 12769903 through September 19, 2007.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE® solutions are designed to enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2007 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved.

Contact

MEDIA CONTACT:

David Grip
Aspen Technology, Inc.
(781) 221-4367
david.grip@aspentech.com

INVESTOR CONTACT:

Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com